Exhibit 10.1

Dated: March 13, 2012

EMPLOYMENT CONTRACT OF INDEFINITE DURATION

BY AND BETWEEN:

1.	ALTISOURCE SOLUTIONS S.à r.l., a private limited liability company (société à responsabilité limitée) organised under the laws of the Grand Duchy of Luxembourg, with registered office at 291, route d’Arlon, L-1150 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B. 147268 (“S.à r.l.”) (hereinafter referred to as “the Employer”)

and

1.	Michelle D. Esterman born on the 21st day of April 1972 in Jacksonville, Florida, U.S.A. and residing at 3512 West Barcelona Street, Tampa, FL 33629 U.S.A. (hereinafter referred to as “the Employee”)

The Employee and the Employer may hereinafter collectively be referred to as the “Parties”, each being a “Party”.

It has been agreed by and between the Parties as follows:

Article 1 - Definitions:

Appointment or Employment: the employment of the Employee by the Employer on the terms of this Contract;

Commencement Date: the date of the Employee’s relocation to Luxembourg after receipt of the Luxembourg Work Permit and Authorization of Residence;

Confidential Information: information (of any nature and in any format) which is not in the public domain, relating to the business, products, affairs and finances of the Employer;

Contract: the present unlimited period employment contract;

Incapacity: any illness or injury which prevents the Employee from carrying out her duties;

Rules and Regulations: any internal rules and regulations which may be periodically prepared by the Employer and which apply to all its employees including the Employee;

Article 2 – Duties and Nature of Service

(a)	The Employer shall employ the Employee as from the Commencement Date to fulfill the position of Chief Financial Officer. As such, the Employee will execute tasks and have such responsibilities including, but not limited to, the following:

•	Managing the Accounting, Finance and Tax functions for the Employer, its parent company and its subsidiaries (the “Company”);

•	Ensuring effective accounting policies, procedures, reporting controls, financial reporting compliance, accounting services and transaction processing;

•

Managing and maintaining all financial systems/processes and accounting practices while implementing and enforcing organizational policies; processing financial transactions; monitoring and directing cash flow;

•

Analyzing new and proposed accounting standards pursuant to GAAP and International Financial Reporting Standards (“IFRS”) and preparing detailed interpretive accounting guidance for assessing the impact to the Company;

•	Managing budget process and providing recurring updates and reports to the leadership and executive team members, including P/L forecasts and variance analyses;

•	Staffing and managing an efficient organization while developing and implementing processes which are necessary to provide financial support to the Company and its employees;

•	Providing financial analysis and pricing support to the Company;

•	Leading the development of business plans; monitoring and reporting against the plans to ensure the Company is meeting its financial goals;

•	Coordinating the annual audit;

•	Partnering with the senior leadership and interacting closely with the Altisource Board of Directors to develop and implement strategies across the Company; and

•	Such other responsibilities as deemed appropriate by the Altisource Chief Executive Officer and/or the Altisource Board of Directors.

The Parties hereby acknowledge and accept that considering the nature of the Employee’s activities it is impossible to provide a comprehensive description of the activities to be performed by her, which shall include all the tasks that are directly or indirectly necessary or useful for the performance of the concerned duties.

(b)	The Employee shall serve the Employer on the terms of this Contract and accepts the aforementioned position. The Employee shall work for the Employer in this position or in any other similar position, which the Employer may assign to her over the course of time.

(c)	The Employment will take place in such various geographical locations, including abroad, as may be reasonably designated by the Employer. The Employee consents that the geographical location of the Employment is not a substantive clause of this Contract. The Head Office of the Employer is 291, route d’Arlon, L-1150 Luxembourg, Grand Duchy of Luxembourg.

(d)	The Employee expressly confirms that she is not bound to any other company, firm or entity by a non-competition or any other such clause which would prevent her from signing the present Contract.

(e)	The Employee shall undertake to inform the Employer immediately in writing of any changes in her personal situation such as her address, family status or number of children. The Employer shall treat all such information confidentially.

(f)	The Employee warrants that, upon receipt of her Luxembourg Work Permit and Authorization of Residence, she will be entitled to work in Luxembourg without any additional approvals and will notify the Employer immediately if she ceases to be so-entitled during the Employment.

(g)	The Employee consents to undergo an obligatory medical examination within two months of commencing the Employment in order to verify her physical aptitude to fulfill her obligations under the Employment.

(h)	The Employee shall comply with all the rules, policies and procedures set out in the internal Rules and Regulations, which shall be established over the course of time by the Employer and a copy of which will be made available to the Employee once adopted. Such Rules and Regulations may be modified at any time and do not form part of this Contract. In the event of conflict between the terms of this Contract and the terms of the Rules and Regulations, this Contract shall prevail.

Article 3 – Duration

(a)	The first six months of the Appointment shall be a probationary period and the Appointment may be terminated at any time during this period, with twenty-four (24) days prior notice. During this probationary period the Employee’s performance and suitability for continued employment will be monitored. Pursuant to article L.121-5 of the Luxembourg Labour Code, this Contract cannot be terminated unilaterally during the first two weeks of the probationary period except in the case of gross misconduct. After completion of the first two weeks’ probation, either party may terminate the Contract without cause until the end of the probationary period in accordance with article L.121- 5.

(b)	If neither Party has given notice of termination within the probationary period, the present Contract shall be deemed to be effective as of the first day of the probationary period and concluded for an indefinite period, subject to the terms of this Contract and the Luxembourg Labour Code.

(c)	Either Party may terminate this Contract in writing, giving the other no less than the following legal prior notice, in accordance with article L.124-1 of the Luxembourg Labour Code:

In the case of the dismissal of the Employee by the Employer, the latter must respect a minimum prior notice of:

•	two (2) months if the term of the Employment is under five (5) years

•	four (4) months if the term is between five (5) and ten (10) years

•	six (6) months if the term of the Employment is over ten (10) years

In the case of the resignation of the Employee, the following prior notice must be given:

•	one (1) month if the term of the Employment is under five (5) years

•	two (2) months if the term is between five (5) and ten (10) years

•	three (3) months if the term of the Employment is over ten (10) years

The respective prior notice will run from the fifteenth (15th) day of the month if notice was given before such a date, or from the first (1st) day of the following month if notice was given after the fifteenth (15th) of the month. The Employer reserves the right to pay salary in lieu of notice for all or any part of the notice period.

(d)	In accordance with article L.124-7 of the Luxembourg Labour Code, if the Employee is dismissed for reasons other than the gross misconduct described in article L.124-10, the Employer shall pay the Employee as severance:

•	one (1) month’s gross base salary if the term of the Employment is between five (5) and ten (10) years

•	two (2) months’ gross base salary if the term of the Employment is between ten (10) and fifteen (15) years

•	three (3) months’ gross base salary if the term of the Employment is over fifteen (15) years

(e)	To the extent that Employee is terminated for reasons other than the gross misconduct described in article L.124-10 of the Luxembourg Labour Code, the Employer will pay additional amounts to the Employee as set forth in Article 9 of this Contract pursuant to and contingent upon the execution of the Employer’s Separation Agreement.

(f)	Notwithstanding the above, the Employer may terminate the Contract with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due and unpaid at the date of termination) if the Employee commits any act or misconduct rendering the working relationship under the Employment immediately and durably impossible to maintain, in accordance with article L.124-10 of the Luxembourg Labour Code.

(g)	The Contract will automatically terminate by operation of the law on the date on which the Employee is declared to be medically unable to perform her duties under the Contract by the pre-employment, or any subsequent, medical examination; on the fifty-second week of continual Incapacity over any one hundred and four week period; when the Employee reaches the legal retirement age or is attributed an old-age pension or any other of the provisions specified under articles L.125-2 to L.125-4 of the Luxembourg Labour Code.

Article 4 – Remuneration

(a)	The Employee’s annual gross base salary shall be 276,000 United States Dollars (USD) or 206,448 Euros (EUR) (converted into Euros at a USD to EUR exchange rate of 0.748, the average USD to EUR exchange rate for 2011). This annual gross base salary shall be payable in twelve (12) instalments.

(b)	In accordance with article L.223-1 of the Luxembourg Labour Code, the salary shall be adapted and vary proportionally with the variations of the index of cost of living in the Grand Duchy of Luxembourg. The above salary has been fixed in consideration of the index applicable at the date on which this employment agreement becomes effective (Salary Index at the time of the signature of the present Contract: 737.83 as of October 1, 2011).

(c)	The Employee’s salary shall accrue from day to day and be paid in arrears twice monthly directly into the Employee’s bank account. The Employee shall inform the Employer of all necessary details relating thereto.

(d)	The Employer hereby informs the Employee that in order to fulfill the obligations under the Contract and to pay her salary, the following information about the Employee may be transmitted: her name, address, civil status, date of birth, any documents given during the recruiting and employment proceedings (including the curriculum vitae), the employment agreement and salary, proof of payment, all raises or modifications of salary, the hours effectively worked, any correspondence with the employees as well as all other documents relating to the Contract (such as holiday requests or Incapacity certificates). The Employee consents to the transfer of the above personal information within the group of companies of the Employer, including outside of the European Union, as contemplated by Article 19 Paragraph 1(a) of the Luxembourg law on Data Protection of August 2, 2002. The Employee is permitted to access the above information and may demand the rectification of any error thereupon.

(e)	Upon satisfaction of the relevant performance criteria in accordance with Altisource’s Incentive Plan, as amended from time to time by the Employer in its sole discretion, the Employee may be entitled to an annual discretionary bonus as per a scorecard as amended from time to time, which scorecard will be made available to the Employee on or before the Commencement Date. At the target performance level, the Employee can anticipate earning approximately 184,000 USD in incentive compensation on an annual basis. There is no legal entitlement to the annual bonus and payment is at the sole discretion of the Employer. Any target incentive will be prorated for the actual time that the Employee has worked for the Employer during the applicable working year. Payment of the incentive will be made in USD or EUR at the choice of the Employee.

(f)	The Employee will be eligible for certain Relocation and Expatriate Benefits while employed in Luxembourg in accordance with the Altisource Portfolio Solutions Relocation Plan provided to the Employee by the Employer.

(g)	It is expressly agreed that any bonus, premium or any other fringe benefits not arising from any legal or contractual provision or regulation, granted to the Employee, shall be deemed to be a gift, whatever their frequency and their amount and may therefore not be considered as vested rights to the benefit of the Employee.

(h)	The salary and other benefits of the Employee shall be payable after deduction of all compulsory contributions to the social security system (if applicable) in existence in Luxembourg and after deduction of the retentions at source of income tax (if applicable) and, should the case arise, any other charges imposed by Luxembourg Law.

Article 5 – Working Hours and Holidays

(a)	The working hours shall be fixed in accordance with the applicable legal provisions in the Grand-Duchy of Luxembourg and the Employee’s salary is based on a minimum average of forty (40) working hours per week and eight (8) hours per day scheduled in principle from Monday to Friday. The Employee hereby acknowledges that general working hours or overtime statutory provisions are not applicable to her position as a higher level employee (“cadre”) in the meaning of article L.211-3 of the Luxembourg Labour Code, and in accordance with article L.211-27 (4) of the Luxembourg Labour Code. Working hours may thus vary according to the Employer’s requirements.

(b)	The Employee shall have the right to twenty-five (25) days of paid annual leave, in addition to the Luxembourg public holidays, notwithstanding article L.233-4 of the Luxembourg Labour Code’s provisions.

(c)	The Employee will respect a reasonable delay between requesting leave from the Employer and taking it, in order to not perturb the functioning of the Company in accordance with article L.233-10 of the Luxembourg Labour Code. The Employer shall respect the Employee’s request to the extent that the request does not perturb the functioning of the Company or conflict with other employees’ leave.

(d)	The Employee shall take, and the Employer shall allow the Employee to take, her accumulated leave in full before the end of each calendar year, in accordance with articles L.233-9 and L.233-10 of the Luxembourg Labour Code.

(e)

In the event that business reasons prevent the Employee from taking all her annual leave entitlement during the calendar year, she may transfer the remaining leave entitlement to the next calendar year, in which case they shall expire on the 31st of March, unless prevented again by business reasons.

Article 6 – Incapacity

(a)	The Employee who is incapable of working for any reason of illness or accident shall notify the Employer or her representative as soon as possible on the first day of Incapacity, either personally or by way of an intermediary. Such notification may be made orally or in writing.

(b)	The Employee is required to provide the Employer with a medical certificate in which the beginning and the expected duration of disability is stated at the latest on the third day of her absence. The Employer reserves the right to request a medical counter examination.

(c)	Subject to the Employee’s compliance with the provisions of the Luxembourg Labour Code, she shall, in principle, continue to receive her full salary and contractual benefits (if any) from the Employer during the initial sickness period provided by article L.121-6 of the Luxembourg Labour Code.

Article 7 – Confidential Information / Employer properties

(a)	The Employee shall treat as confidential all information concerning the activities of the Employer, and she shall not disclose to third parties, or to other employees, any information of which she may have been made aware during the present Contract, notwithstanding that which is reasonably necessary to permit normal performance of their respective duties by the parties concerned.

(b)	The Employee undertakes both during this employment with the Employer and at any time after the termination thereof not to perform or participate in any act of unfair competition.

(c)	Any breach of this obligation occurring while the Contract is in place, shall constitute a serious fault rendering immediately and definitively any further relationship between the Employer and the Employee impossible and justifying the immediate dismissal of the Employee without any notice or indemnity and without prejudice to any further proceedings or claims which may be exercised by the Employer.

(d)	All notes, reports, listings, files, documents, and contacts howsoever related to the Employer are and shall remain the exclusive property of the Employer and shall be created, processed, and stored by the Employee in a confidential manner exclusively on behalf of the Employer.

(e)	When the present Contract shall come to an end, the Employee must return to the Employer all documents as well as copies of such documents which may be in the possession of or under the control of the Employee, and the Employee undertakes to do everything to assist the Employer to recover all documents which may be beyond the control of the Employee.

Article 8 – Non solicitation

(a)	Throughout the duration of this Contract, the Employee will work exclusively for the Employer and will not take up any other occupation competitive or engage in any act which is directly or indirectly competitive with the business of the Company or any of its affiliated companies and to its detriment.

(b)	The Employee shall not have any direct or indirect interest in any other business or organisation if that business or organisation competes or might reasonably be considered by the Employer to compete with the Company or any of its affiliated companies or if this impairs or might reasonably be considered to impair the Employee’s ability to act in the best interests of the Company or any of its affiliated companies.

Article 9 – Non-competition

(a)	During a twelve (12) month period following the date upon which her service under this Contract terminates or expires, the Employee hereby undertakes that she will not run within the Grand Duchy of Luxembourg or in the United States of America a personal business similar or in competition with the business of the Employer nor enter into an employment contract with a business similar or in competition with the business of the Employer. In that regard, the Employee shall not directly or indirectly on her own behalf, or in the service of or on behalf of others, engage in, provide any executive, managerial, supervisory, sales, marketing, research, or customer-related services to, or own (other than ownership of less than one percent (1%) of the outstanding voting securities of any entity the voting securities of which are traded on a national securities exchange) a beneficial or legal interest in, any business (other than the Company) which (i) concerns the business of the Company or any affiliate thereof or (ii) is competitive or likely to be competitive with the business of the Company or any affiliate thereof.

(b)	The Employee agrees that she will disclose the existence of her obligations pursuant to Article 9 of this Contract to any potential employer prior to accepting employment.

(c)	In consideration of the above-mentioned obligations, and in addition to any amounts owed pursuant to articles L.124-1 and L.124-7 of the Luxembourg Labour Code (as set forth in article 3(c) and 3(d) herein), the Employer will pay to the Employee four (4) months of her gross base salary.

The Employer will pay the Employee these additional severance amounts subject to the Employee’s execution of the Employer’s Separation Agreement.

(d)	The Employer may waive the obligations set forth in Articles 9(a) and 9(b) unilaterally on condition that it informs the Employee within two weeks from notification of the termination of the Contract by either party. If the Employer waives these obligations and provides the required notification, the Employer will be relieved from the payment obligations set forth in Article 9(c).

(e)	Throughout and after the duration of this Contract, the Employee will not, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliated companies to perform services for any entity (other than the Company or any other affiliated companies), or attempt to induce any such employee to leave the Company or any of its affiliated companies.

(f)	Throughout and after the duration of this Contract, the Employee will not, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any client of the Company or any of its affiliated companies, or attempt to induce any such client to leave the Company or any of its affiliated companies.

(g)	Any breach of these obligations shall constitute a serious fault and might give raise to one or several claims or proceedings to be exercised by the Employer before the courts and authorities concerned.

(h)	The Employee expressly agrees that the provisions of Section 9 of the Contract may be enforced against her in any court or competent jurisdiction in the United States.

(i)	In the event that this article is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to revise any provision of this Contract to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

Article 10 – Intellectual property

(a)	Any inventions, devices or concepts, as well as any result of research, any original creation or program, related to the field of activity of the Employer and made or developed by the Employee during her employment and for a period of one (1) year after termination of such relationship for whatsoever reason, belongs to the exclusive legal and beneficial ownership of the Employer, in accordance with the relevant provisions of patent and copyright laws applicable in Luxembourg.

(b)	The Employee hereby grants, assigns and conveys to the Employer all right, title, and interest in and to all inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials (as well as the copyrights, patents, trade secrets, and similar rights attendant hereto) conceived, reduced to practice, authored, developed or delivered by the Employee either solely or jointly with others, during and in connection with the performance of services under the Contract with the Employer.

(c)	The Employee shall have no right to disclose or use any such inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials for any purpose whatsoever and shall not communicate to any third party the nature of or details relating to such inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials.

(d)	The Employee agrees that she will comply with all obligations set forth in the Employee Intellectual Property Agreement provided by the Employer and incorporated herein by this reference.

Article 11 – Use of information technologies

The Employee undertakes not to use the Internet with the Employer’s hardware if such activity does not comply with applicable law and public order, and if it adversely affects the Employer’s interests.

Article 12 – Data protection

(a)	The Luxembourg law of 2 August 2002, implemented in articles L.261-1 and L.261-2 of the Luxembourg Labour code, defines how the Employees’ personal data may be used for normal administrative purposes resulting out of the Employees’ employment with the Employer. By signing this Contract, the Employee expressly agrees to her data being used for this purpose.

(b)	The Employees’ data will be held for as long as legally required and held confidentially.

(c)	This data is retained as long as the obligations and duties deriving from them are not prescribed. The Employee may at any time request the Employer to provide her with her personal data or require the correction of the data in case of justified grievances.

Article 13 – Miscellaneous

(a)	All notices and other communications provided for hereunder shall be in English and in writing, delivered by hand or by registered or certified mail (return receipt requested) and delivered or addressed to the addressee at its address below (or any other address it may subsequently notify in writing to the other Party):

If to the Employer, to:

Address: 291, route d’Arlon, L-1150 Luxembourg, Grand Duchy of Luxembourg (or any other address that becomes corporate headquarters and published in the Luxembourg Gazette (“Mémorial”), with an electronic copy to kevin.wilcox@altisource.lu)

Attention:      Kevin J. Wilcox

If to the Employee, to:

Address:        In Luxembourg, address to be established

Attention:      Michelle D. Esterman

The date on which a notice shall be deemed validly given shall be the date of its receipt by the addressee, i.e. the date appearing on the acknowledgment or refusal of receipt or the addressee’s countersignature.

(b)	No amendment or waiver of any provision of this Contract, nor consent to or departure by either Party therefrom, nor any subsidiary agreement relating to the subject matter of this Contract, shall in any event be valid unless it is in writing and signed by or on behalf of both Parties.

(c)	The possible nullity or non-applicability of one or more provisions of the present Contract shall not result in the nullification of the entire Contract.

Article 14 – Governing Law and Jurisdiction

Except for breaches of the provisions of Article 9 herein, the present Contract shall be governed, interpreted and performed by and in accordance with the law in force in the Grand- Duchy of Luxembourg. Except for breaches of the provisions of Article 9 herein, each Party expressly agrees to submit to the exclusive jurisdiction of the Courts of Luxembourg over any claim or matter arising under or in connection with this Contract.

Article 15 – Contractual Interpretation

If any provision of this Contract is held to be unenforceable, then this Contract will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Contract, valid and enforceable. If a court declines to amend this Contract as provided herein, the invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Contract.

In witness whereof the present Contract has been signed in triplicate on the 13th day of March 2012 and each of the Parties acknowledges having received one original version (with the 3rd original version to be provided to the Luxembourg Ministry of Foreign Affairs.)

The Employer

Altisource Solutions S.à r.l.

/s/ Kevin J. Wilcox
By: Kevin J. Wilcox

Title: Manager

The Employee

/s/ Michelle D. Esterman
By: Michelle D. Esterman